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                                                                   Exhibit 2(ii)


             ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                                       OF
                               LIEGE HOLDING, INC.


Pursuant to the provisions of the Florida Statutes, on July 12, 1999 all of the directors and shareholders of Liege Holding, Inc., a Florida corporation (the "Corporation"), adopted the following resolutions by written consent:

         RESOLVED:                  That the number of authorized shares
                                    of common stock of the Corporation
                                    should be increased to twenty-five million
                                    25,000,000), $0.01 par value per share and that the number of authorized shares of preferred stock should be increased to five million (5,000,000), $.01 par value per share.

         RESOLVED:                  That the Articles of Incorporation as
                                    filed with the Florida State Depart-ment should be amended to reflect the foregoing resolution.

         RESOLVED:                  That the President of the Corporation
                                    is authorized to take any and all action necessary in order to reflect the change in authorized capital of the Corporation.

NOW THEREFORE, in accordance with the foregoing resolutions, the first sentence of Article III of the Corporation's Articles of Incorporation is deleted and the following inserted in its place:

                           ARTICLE III. CAPITAL STOCK

                  The total number of shares of all classes of stock which the corporation has the authority to issue is twenty-five million (25,000,000) common stock, $0.01 par value per share, and five million (5,000,000) preferred stock, $0.01 par value per share.

IN WITNESS WHEREOF, the President of the Corporation has executed and submitted this instrument this 12th day of July 1999.




                                            /s/ John M. O'Keefe, Sr.
                                                President




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